EXHIBIT 2.2
                      Agreement to Sell Personal Computers

This agreement is dated November 17, 2003 between IAGlobal, Inc. (IAO"), a Delaware USA corpration, iAccele Co. Ltd. ("iAccele"), a Japanese corporation and subsidiary of IAO, and Inter Asset Japan ("IAJ"), a Japanese corporation.

Whereas, IAJ loaned iAccele a total of 34,000,000 Yen under notes dated June 13, 2003 and August 01, 2003. The notes are both due on December 01, 2003, with interest at 3.5%.

Whereas, IAO loaned iAccele 34,000,000 Yen with interest at 3.5%, as part of a loan note dated July 24, 2003 for the value of YEN 53,000,000 or approximately $450,000. As part of this loan, IAO assumed as collateral all rights and covenants under the contracts between IAccele and ForeignTV in relation to the PC Rental business, and also the rights and title to said 600 computers owned by IAccele.

Whereas, iAccele purchased 600 personal computers and entered into the following leases with ForeignTV Co. Ltd ("Foreign"):

      o Lease 1 dated June 10, 2003 for 100 computers. The monthly rental is 950,000 Yen or approximately $8,000 per month.

      o Lease 2 dated June 20, 2003 for 200 computers. The monthly rental is 1,900,000 Yen or approximately $17,000 per month.

      o Lease 3 dated August 1, 2003 for 300 computers. The monthly rental is 2,850,000 Yen or approximately $25,000 per month.

      o  The rental period for each lease is for 2 years.

      o The lease contract shall be automatically extended for six months if ForeignTV Japan does not object within one month of the contract termination date.

      o These computers are to be returned to the Company upon termination of the leases.

Whereas, the parties have agreed to transfer all of the rights and obligations under these leases from IAO and iAccele to IAJ.

For due and fair consideration,

Title is hereby assigned from IAO to IAJ for six hundred personal computers purchased for 67,296,600 Yen in May to July, 2003.

Rights to unpaid invoices totaling 18,947,500 Yen are hereby assigned from iAccele to IAJ.

Rights to cash received of 3,429,749 are hereby assigned from iAccele to IAJ.

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IAJ hereby agrees to wire 34,000,000 Yen to IAO by December 1, 2003 and to cancel the 34,000,000 Yen loan and related interest to iAccele immediately. IAO agrees to ensure that full title and rights to cash and invoices are transferred to IAJ immediately. IAO further relinquishes in favour of IAJ any remaining rights it may have over the computer property or the contracts which relate to their leasing with ForeignTV.

The parties agree that this agreement supercedes all previous agreements and notes between the parties and resolves any claims between the parties related to these transactions.

The above agreement reflects the understanding between the parties, with closing to occur on November 17, 2003 at the Tokyo, Japan offices of IAJ.


Signed 17 Nov. 2003 and on Behalf of:


IA Global, Inc.                         /s/ Alan Margerison     CEO, IA Global
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iAccele, Co. Ltd.                       /s/ Hiroshi Kubori      CEO,  iAccele
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Inter Asset Japan                       /s/ Akira Hashimoto     CEO, IAJ
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